Exhibit 31.1

CERTIFICATION

I, Steven J. Hartman, certify that:

1.
I have reviewed this annual report on Form 10-K, and all reports on Form 10-D containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of Bond Trust Products Trust A;

2.
Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.	Based on my knowledge, the distribution information required to be provided to the depositor by the trustee under the trust agreement for inclusion in these reports is included in these reports;

4.
I am responsible for reviewing the activities performed by the depositor and the trustee under the trust agreement and based upon my knowledge and the compliance review required under that agreement, and except as disclosed in the reports, the depositor and the trustee have each fulfilled its obligations under that agreement.

5.
The reports disclose all significant deficiencies relating to the compliance by the trustee and the depositor with the minimum servicing or similar standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing, or similar, agreement, that is included in these reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: The Bank of New York Trust Company, N.A.

By: /s/ Steven J. Hartman Name: Steven J. Hartman Title: Chief Executive Officer
Bond Trust Products LLC
Date: March 7, 2007